EXHIBIT 99.1

Stock Yards Bancorp Increases Quarterly Cash Dividend to $0.33 per Common Share

LOUISVILLE, Ky., Aug. 19, 2026 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, announced that its Board of Directors increased its quarterly cash dividend to $0.33 per common share. The dividend will be paid on October 1, 2026, to stockholders of record as of September 21, 2026.

"Our track record of consistent earnings and a solid capital foundation position us to deliver steady dividend growth to our shareholders,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “With this announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 19 times since 2011, resulting in a cumulative increase of 175% over that time.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $10.37 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

Contact:
T. Clay Stinnett
Executive Vice President, Treasurer and Chief Financial Officer
(502) 625-0890